Filed Pursuant to Rule 424(b)(5)

Registration Statement No.: 333-286841

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2025

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 20, 2025)

Ordinary Shares

Bit Digital, Inc.

We are offering                  of our ordinary shares, par value $.01 (“ordinary shares”), directly to certain institutional investors at an offering price of $             per share pursuant to this prospectus supplement and the accompanying prospectus.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BTBT.” On July 11, 2025, the last reported sale price of our ordinary shares on Nasdaq was $3.33.

We are a “smaller reporting company” under applicable Securities and Exchange Commission, or the SEC, rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus supplement. See “Prospectus Supplement Summary—Smaller Reporting Company” on page S-2 of this prospectus supplement for more information.

Investing in our ordinary shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We have engaged B. Riley Securities, Inc. (the “placement agent”), as our exclusive placement agent in connection with this registered direct offering. The Placement Agent is not purchasing the securities offered by us on behalf of any investors in the registered direct offering and is not required to sell any specific number or dollar amount of securities, but will assist us in connection with such offering on a reasonable best efforts basis. As part of this offering, the placement agent and/or its affiliates may purchase ordinary shares from us.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Offering price	$	$
Placement agent fee(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have also agreed to pay the placement agent a fee equal to % of the gross proceeds raised in the offering. See the section captioned “Plan of Distribution” in this prospectus supplement for additional information.

Delivery of the ordinary shares is expected to be made on or about              , 2025.

B. Riley Securities

Prospectus Supplement dated             , 2025

Table of Contents

Prospectus Supplement

Prospectus

S-i

about this Prospectus Supplement

This prospectus supplement and the accompanying base prospectus form part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our ordinary shares. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of our ordinary shares. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering of our ordinary shares varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Incorporation of Certain Information by Reference” in this prospectus supplement.

In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

Neither we nor the placement agent have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement, the accompanying base prospectus and any related free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement, the accompanying base prospectus and any related free writing prospectus, nor any distribution of securities pursuant to this prospectus supplement or the accompanying base prospectus shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations and prospects since the date of this prospectus supplement or the accompanying base prospectus.

You should read this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus supplement entitled “Incorporation of Certain Information by Reference” and in the sections of the accompanying base prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

For investors outside the United States: we and the placement agent have not done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying base prospectus and in any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying base prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement, the accompanying base prospectus and any company free writing prospectus that we have authorized for use in connection with this offering outside the United States.

All references to “we,” “us,” “our,” the “Company” or similar terms used in this prospectus supplement refer to Bit Digital, Inc., a Cayman Islands exempted company (“Bit Digital”), including its consolidated subsidiaries, unless the context otherwise indicates. We currently conduct our business through Bit Digital Strategies Limited, a Hong Kong company; Bit Digital Singapore Pte. Ltd., a Singapore company; Bit Digital U.S.A. Inc., a Delaware corporation and our operating entity in the United States; Bit Digital Canada, Inc., a Canadian company; WhiteFiber Inc., an exempted company with limited liability incorporated and registered in the Cayman Islands; WhiteFiber AI, Inc., a Delaware corporation, and its wholly-owned subsidiaries WhiteFiber HPC, Inc., a Delaware corporation; WhiteFiber Iceland, an Icelandic corporation; and Enovum Data Centers Corp., a Canadian subsidiary of WhiteFiber, Inc.

S-ii

Special Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business and statements regarding our financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “anticipate,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “project,” “potential,” “will,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section titled “Risk Factors,” included in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) filed with the SEC on March 14, 2025, and other risk factors detailed from time to time in filings with the SEC. Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

S-iii

Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. You should read this entire prospectus supplement carefully, including accompanying prospectus, the “Risk Factors” section in this prospectus supplement, the risks set forth under the heading “Risk Factors” in the 2024 Form 10-K, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment decision.

Our Business

Overview

The Company is a publicly traded digital asset platform focused on Ethereum (ETH)-native treasury and staking strategies. We began accumulating and staking ETH in 2022 and now operate one of the largest institutional Ethereum staking infrastructures globally, with approximately 100,603 ETH accumulated as of July 7, 2025. Our platform includes advanced validator operations, institutional-grade custody, active protocol governance, and yield optimization. Through strategic partnerships across the ETH ecosystem, the Company aims to deliver exposure to secure, scalable, and compliant access to onchain yield. The Company’s HPC business operates under the WhiteFiber Inc. (“WhiteFiber”) brand. Our operations are located in the US, Canada, and Iceland.

Given increased regulatory clarity, including the recently passed GENIUS Act, we view ETH as a digitally native store of value and foundational infrastructure for decentralized applications and stablecoins. Accordingly, we intend to grow our ETH position over time, supported by staking rewards. Through staking, we earn rewards that can be reinvested into ETH or used for general corporate purposes. We believe that our strategy will drive growth in ETH per ordinary share outstanding.

We safeguard our ETH using institutional-grade custodians, including Fireblocks Inc. and Cactus Custody Holding Company. Over time, management expects ETH holdings and staking income to represent the primary source of shareholder value. This strategy marks a significant evolution of our business model, aligning our capital structure and value proposition with the performance of ETH and associated network economics. We believe this approach offers investors a liquid, regulated vehicle for long-term ETH exposure, combining capital markets access with the income potential of Ethereum’s proof-of-stake network.

Net proceeds from this offering will be used to purchase Ethereum.

We have commenced a strategic alternatives process for our bitcoin mining operations that is expected to result in their sale or wind-down, with any net proceeds to be re-deployed into ETH. Following this offering, we intend to focus exclusively on accumulating ETH and ETH operations.

Recent Developments

Preliminary Financial Results for the Three Months Ended June 30, 2025

We expect preliminary unaudited revenue for the three months ended June 30, 2025 will be approximately $24.3 million to $26.9 million.

The unaudited revenue for the three months ended June 30, 2025 reflects our preliminary estimates with respect to such results based on currently available information and is subject to completion of our financial closing procedures. Our financial closing procedures for the three months ended June 30, 2025 are not yet complete and, as a result, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after the completion of this offering.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting practices (“U.S. GAAP”). Further, our preliminary estimated results are not necessarily indicative of the results to be expected for any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

The preliminary estimates presented herein have been prepared by, and are the responsibility of, management. Audit Alliance LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial information. Accordingly, Audit Alliance LLP does not express an opinion or any other form of assurance with respect thereto.

Underwritten Offering of Ordinary Shares

On June 25, 2025, we entered into an underwriting agreement with B. Riley Securities, Inc., as the sole book-running manager and representative of the several underwriters listed therein, in connection with a public offering (the “Underwritten Offering”) of ordinary shares of the Company, pursuant to which the Company agreed to issue and sell 75,000,000 ordinary shares, and the underwriters agreed to purchase the ordinary shares, at a public offering price of $1.90 per share. In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 11,250,000 ordinary shares at the same price per share. The Underwritten Offering closed on June 27, 2025.

The underwriters fully exercised their option to purchase an additional 11,250,000 ordinary shares and the exercise of the option closed on July 1, 2025.

After giving effect to the full exercise of the underwriters' option to purchase additional ordinary shares, a total of 86,250,000 ordinary shares were issued and sold by us in the Underwritten Offering. The net proceeds to us from the Underwritten Offering, including the full exercise of the underwriters' option to purchase additional ordinary shares, were approximately $162.9 million, after deducting the underwriting discount and estimated offering expenses payable by us.

Subsidiary Initial Public Offering

On June 25, 2025, we announced that our wholly-owned HPC subsidiary, WhiteFiber, has confidentially submitted a draft registration statement on Form S-1 with the SEC relating to the proposed initial public offering of WhiteFiber’s ordinary shares. The number of ordinary shares of WhiteFiber to be offered and the price range for the proposed offering have not yet been determined.

In connection with the proposed initial public offering, we expect to enter into a transition services agreement with WhiteFiber, pursuant to which we will provide certain services on a transitional basis for up two years following the consummation of the offering, including certain services provided by Sam Tabar, our Chief Executive Officer, and Erke Huang, our Chief Financial Officer and a Director. During such transition period, Messrs. Tabar and Huang will continue to hold the same position with the Company and are expected to provide certain services, representing not more than approximately 30% of their working time, in respect of its operations. In addition, we expect to enter into a contribution agreement pursuant to which we will contribute our HPC business through the transfer of 100% of the capital shares of our cloud services subsidiary, WhiteFiber AI, Inc. and its wholly-owned subsidiaries WhiteFiber HPC, Inc. and WhiteFiber Iceland, ehf, to WhiteFiber prior to the consummation of the proposed initial public offering.

The initial public offering is expected to commence after the SEC completes its review process, subject to market and other conditions.

Restricted Share Unit Grants

In June 2025, we issued an aggregate of 2,815,963 restricted share units to seven persons, including senior management of Enovum Data Centers Corp. in connection with the completion of the purchases of WhiteFiber’s data centers in Pointe-Claire (Montreal), Quebec and outside of Greensboro, North Carolina and other employees of the Company.

Smaller Reporting Company

We qualify as a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which we fail to meet the following criteria: (i) the market value of our ordinary shares held by non-affiliates does not exceed $250 million as of the end of that fiscal year’s second fiscal quarter; or (ii) the market value of our ordinary shares held by non-affiliates does not exceed $700 million as of the end of that fiscal year’s second fiscal quarter and our annual revenues for the prior completed fiscal year do not exceed $100 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our executive offices are located at 31 Hudson Yards, Floor 11, New York, NY 10001. Our telephone number is (212) 463-5121, and our website address is https://bit-digital.com/. Information on or connected to our website is not a part of or incorporated by reference into this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

The Offering

Ordinary shares offered by us	ordinary shares.

Ordinary shares outstanding after this offering	ordinary shares.

Use of proceeds

We estimate that we will receive net proceeds of approximately $                     million from the sale of the ordinary shares offered by us in this offering, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of securities under this prospectus supplement to purchase Ethereum. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our ordinary shares. We have no present plan to declare and pay any dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Dividend Policy.”

Risk factors	Investing in our ordinary shares involves a high degree of risk. You should read the section titled “Risk Factors” beginning on page S-4 and the other information included, or incorporated by reference, in this prospectus supplement for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Capital Market symbol	“BTBT.”

The number of ordinary shares to be outstanding immediately after the closing of this offering is based on 297,575,103 ordinary shares outstanding as of July 11, 2025 and, except as otherwise indicated, all information in this prospectus supplement does not include the number of shares reserved for future exercise or vesting of awards under our equity incentive plans, and 3,769,914, 10,118,046 and 360,000 shares issuable upon exercise of outstanding RSUs, private warrants and options, respectively.

Risk Factors

An investment in our ordinary shares involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors below, in the 2024 Form 10-K (which is incorporated by reference into this prospectus supplement), and other filings we make with the SEC, which are incorporated by reference into this prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

We intend to use the proceeds of this offering to purchase Ethereum, the price of which has been, and may continue to be, subject to significant volatility.

We intend use the net proceeds from this offering to purchase Ethereum. Ethereum is subject to significant volatility. In addition, there is no guarantee that we will be able to sell our ETH at prices quoted on various cryptocurrency trading platforms or at all if it determines to do so. The supply of ETH is currently controlled by the source code of the Ethereum platform, and there is a risk that the developers of the code and the participants in the Ethereum network could develop and/or adopt new versions of the Ethereum software that significantly increase the supply of ETH in circulation, negatively impacting the trading price of ETH. Future fluctuations in Ethereum trading prices may result in our converting Ethereum purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering. Further, any significant decrease in the price of ETH may materially and adversely affect the value of our securities and, in turn, our business and financial condition.

Our preliminary financial information represents management’s current reconciliation and are subject to change.

The preliminary estimated financial results contained in “Prospectus Supplement Summary—Recent Developments— Preliminary Financial Results for the Three Months Ended June 30, 2025” represents only preliminary financial results and is based on information available to management as of the date of this prospectus supplement. Our actual financial results as of, and for the three months ended, June 30, 2025 are subject to the completion of our financial statements as of such date and for such period. Such actual financial results will not be available until after this offering is completed. Our actual financial results as of, and for the three months ended, June 30, 2025 may differ from the preliminary estimated financial results we have provided as a result of completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such period are finalized.

The preliminary estimated financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Audit Alliance LLP, our independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial information. Accordingly, Audit Alliance LLP does not express an opinion or any other form of assurance with respect thereto. Complete results as of, and for the three months ended, June 30, 2025 will be included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025. See the other risks described in this section and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary and the actual financial results we will report for the quarterly period ended June 30, 2025.

The trading price of our ordinary shares is subject to pricing factors that are not necessarily associated with traditional factors that influence share prices or the value of non-bitcoin assets.

The market price of our ordinary shares may be highly volatile and may fluctuate substantially due to many factors, including:

●	actual or anticipated fluctuations in our financial condition and operating results or those of companies perceived to be similar to us;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	commercial success and market acceptance of blockchain, bitcoin, Ethereum and other digital assets;

●	actions by our competitors, such as new business initiatives, acquisitions and divestitures;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	sales of our ordinary shares by our officers, directors or significant shareholders;

●	other actions taken by our shareholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by earthquakes, tornadoes or other natural disasters;

●	issuance of new or changed securities analysts’ reports or recommendations regarding us;

●	legal proceedings involving our company, our industry or both;

●	changes in market valuations of companies similar to ours;

●	the prospects of the industry in which we operate;

●	speculation or reports by the press or investment community with respect to us or our industry in general;

●	fluctuations in the market price of crypto assets, notably Ethereum;

●	the level of short interest in our shares; and

●	other risks, uncertainties and factors described in our 2024 Form 10-K.

In addition, the stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of issuers. These broad market fluctuations may negatively impact the price or liquidity of our ordinary shares. When the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer, which requires significant management time and attention, resulting in significant legal expenses and potential damages.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline. We are unable to predict the effect that such sales may have on the prevailing market price of the ordinary shares.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our Amended and Restated Memorandum and Articles of Association, we are authorized to issue up to 340,000,000 ordinary shares, of which                    ordinary shares will be outstanding following this offering. We may issue additional ordinary shares, which may dilute existing shareholders, including purchasers of the ordinary shares offered hereby. For example, we have reserved for issuance 3,808,039, 10,118,046 and 360,000 ordinary shares issuable upon exercise of outstanding RSUs, private warrants and options, respectively. In the future, we may issue additional awards under our equity incentive plans, or for capital raising or other purposes. We cannot predict the size of future issuances of our shares, or the effect, if any, that future sales and issuances of securities would have on the market price of our ordinary shares.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain or maintain analyst coverage in the future. Any analysts that do cover us may publish unfavorable updates to their research coverage if they deem the expanded Ethereum treasury strategy to be unattractive for investors, make adverse recommendations regarding our shares, adversely change their recommendations from time to time and/or provide more favorable relative recommendations about our competitors. If analysts who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose (or never gain) visibility in the financial markets, which in turn could cause the share price of our ordinary shares or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our Company may change their recommendations regarding our Company, and our share price could decline.

We do not intend to pay future dividends of our ordinary shares.

We have never declared or paid any cash dividends with respect to our ordinary shares and do not intend to pay any cash dividends in the foreseeable future. Any determination to pay future dividends will be at the discretion of the Chairman of the Board and Chief Financial Officer. We currently plan to retain any future earnings to cover operating costs and otherwise fund the growth of our business. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our ordinary shares as a dividend. As a result, capital appreciation, if any, of our ordinary shares will be the sole source of gain for the foreseeable future. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which a shareholder purchased such shareholder’s shares.

Our plan to pursue an IPO of our WhiteFiber high performance computing (“HPC”) business is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time, expense, and distraction, which could disrupt or have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our ordinary shares to decline.

On June 25, 2025, we announced that we have confidentially submitted a registration statement to pursue an IPO of WhiteFiber. The proposed WhiteFiber IPO would establish WhiteFiber as a separate publicly traded company that consists of our HPC business. The proposed WhiteFiber IPO is subject to conditions, including final approval by our Board of Directors and compliance with (including completion of all necessary filings required by) U.S. securities laws and stock exchange rules. The failure to satisfy all of the required conditions could delay the completion of the WhiteFiber IPO for a significant period of time or prevent it from occurring at all.

Unanticipated developments, including unfavorable market conditions, possible delays in obtaining any necessary stock exchange, regulatory or other approval or the failure to obtain any such approvals, negotiating challenges, the uncertainty of the financial markets, changes in the laws and regulations, reactions of customers and other parties, industry or economic conditions outside of the Company’s control, and other challenges in executing the WhiteFiber IPO, could delay or prevent the completion of the WhiteFiber IPO, or cause the WhiteFiber IPO to occur on terms or conditions that are different or less favorable than expected. Any changes to the WhiteFiber IPO or delay in completing the WhiteFiber IPO could cause us not to realize some or all of the expected benefits, or realize them on a different timeline than expected. Further, our Board of Directors could decide, either because of a failure to satisfy conditions or because of market or other factors, to abandon the WhiteFiber IPO. No assurance can be given as to whether and when the WhiteFiber IPO will occur or whether the WhiteFiber IPO will achieve the benefits we expect. As a result, there can be no assurance as to the timing of the completion of the WhiteFiber IPO or its terms.

Executing the WhiteFiber IPO will require significant resources, time and attention from our senior management and employees. The WhiteFiber IPO could cause further distractions and further divert attention and resources away from other projects and the day-to-day operation of our business. Both we and WhiteFiber may also experience increased difficulties in attracting, retaining, and motivating management and employees during the pendency of the WhiteFiber IPO and following its completion. The WhiteFiber IPO, whether or not completed, may also have an adverse impact on our relationships with our customers, suppliers and other business counterparties. The price of our ordinary shares could also fluctuate significantly in response to developments or market speculation related to the proposed WhiteFiber IPO.

We have already incurred significant expenses in connection with the WhiteFiber IPO, and expect that the process of completing the WhiteFiber IPO will be time-consuming and involve significant additional costs and expenses, which may not yield a discernible benefit if the WhiteFiber IPO is not completed or is not completed on the timeline or terms anticipated. In addition, if the WhiteFiber IPO is not completed, we will still be required to pay certain costs and expenses incurred in connection therewith, such as legal, accounting, and other professional and advisory fees.

Any of the above factors could cause the WhiteFiber IPO (or the failure to consummate the WhiteFiber IPO) to have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our ordinary shares to decline.

Use of PROCEEDS

We estimate that we will receive net proceeds of approximately $                 million from the sale of the ordinary shares offered by us in this offering, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to purchase Ethereum.

Pending the use of the net proceeds described above, we may invest the net proceeds from this offering in a variety of capital preservation investments, including money market funds, short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We have no present plan to declare and pay any dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Any future determination to pay dividends will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2025:

●	on a historical basis;

●	on an as adjusted basis, giving effect to our underwritten offering of ordinary shares that closed on June 27, 2025 and the underwriters’ full exercise of their option to purchase additional shares, after deducting the underwriting discount and estimated offering expenses payable by us; and

●	on an as further adjusted basis, giving effect to this offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” based on the offering price of $ per share, after deducting placement agent fees and estimated offering expenses payable by us.

You should read this table in conjunction with the financial statements, including the notes thereto, and other financial information pertaining to us incorporated by reference in this prospectus supplement.

	As of March 31, 2025
	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents	$57,555,011	$220,379,318
Liabilities:
Current liabilities	48,251,037	48,251,037	48,251,037
Non-current liabilities	19,579,644	19,579,644	19,579,644
Total liabilities	$67,830,681	$67,830,681	$67,830,681
Shareholders’ equity:
Preference shares, $0.01 par value, 10,000,000 and 10,000,000 shares authorized, 1,000,000 and 1,000,000 shares issued and outstanding	9,050,000	9,050,000	9,050,000
Ordinary shares, $0.01 par value, 340,000,000 authorized, actual and as adjusted; 182,896,328 shares issued and 182,766,342 shares outstanding, actual; 297,575,103 shares issued and 297,445,117 shares outstanding, as adjusted; shares issued and shares outstanding, as further adjusted	1,828,963	2,691,463
Treasury stock, at cost, 129,986 shares, actual; 129,986 shares, as adjusted	(1,171,679)	(1,171,679)	(1,171,679)
Additional paid-in capital	565,702,081	727,663,888
Accumulated deficit	(155,921,306)	(155,921,306)	(155,921,306)
Accumulated other comprehensive loss	(2,070,166)	(2,070,166)	(2,070,166)
Total shareholders’ equity	417,417,893	580,242,200
Total capitalization	$485,248,574	$648,072,881

TAXATION

The following discussion of material Cayman Islands and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier (Cayman) LLP, our Cayman Islands legal counsel.

Certain Material Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Certain Material United States Tax Considerations

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law in effect as of the date hereof, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, S-corporations, partnerships and their partners, tax-exempt organizations (including private foundations), individual retirement accounts or Roth IRAs, investors who are not U.S. Holders, U.S. expatriates, investors that own (directly, indirectly, or constructively) 5% or more of our voting stock, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that have a functional currency other than the U.S. dollar, investors who hold our ordinary shares in connection with a trade or business outside the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax, estate or gift tax, non-United States tax considerations or the Medicare tax.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership may vary depending on the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date actually or constructively received by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends are currently taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. IRS authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, in light of your own particular circumstances.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized for the ordinary share on the sale, exchange or disposition and your tax basis in such ordinary share, in each case as determined in U.S. dollars. The character of the gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder from the sale or other disposition of ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

No assurance can be given as to whether we currently are not or will not become a PFIC, as this is a factual determination made annually that will depend, in part, upon the nature of our business, the composition of our income and assets, the value of our assets and the price of our ordinary shares, each of which is subject to change. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in us becoming a PFIC for the current or subsequent taxable years. While the Company’s Management has obtained a third party analysis for 2024 and does not believe that the Company should be classified as a PFIC for 2024, PFIC status is determined annually, and whether the Company will be a PFIC for the current taxable year or any future taxable year is uncertain. Moreover, the Company is not committing to determine whether it is not a PFIC on an annual basis. If we were classified as a PFIC for any year during which a U.S. Holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ordinary shares even if we cease to be a PFIC in subsequent years, unless certain elections (described below) are made.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year, and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you if we are or become a PFIC.

A mark-to-market election will not apply to ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

If a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Receipt of Foreign Currency

The gross amount of any payment in a currency other than U.S. dollars will be included by each U.S. Holder in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such U.S. Holder actually or constructively receives the payment in accordance with its regular method of accounting for U.S. federal income tax purposes regardless of whether the payment is in fact converted into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of the payment, the U.S. Holder is not generally required to recognize any foreign currency gain or loss with respect to the receipt of foreign currency. If, instead, the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency is generally treated as U.S. source ordinary income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed Internal IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares. U.S. Holders should also be aware that if the Company were a PFIC, they would generally be required to file IRS Form 8261, Information Return by a Shareholder of a Passive Foreign Investments Company or Qualified Electing Fund, during any taxable year in which such U.S. Holder recognizes gain or receives an excess distribution or with respect to which the U.S. Holder has made certain elections.

U.S. Holders are urged to consult their own tax advisors regarding the application of the information reporting rules to the ordinary shares and their particular circumstances.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, INCOME TAX TREATIES AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

PLAN OF DISTRIBUTION

We are offering               of our ordinary shares in a registered direct offering to certain institutional investors pursuant to this prospectus supplement and the accompanying prospectus. Subject to the terms and conditions of a placement agency agreement, B. Riley Securities, Inc., which we refer to as the placement agent, has agreed to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any such securities offered by us under this prospectus on behalf of any investors, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us; however, as part of this offering, the placement agent and/or its affiliates may purchase ordinary shares from us. Therefore, we may not sell all of the securities being offered.

The placement agent will have no authority to bind us by virtue of the placement agency agreement.  There is no requirement that any minimum number or dollar amount of ordinary shares to be sold in this offering, and there can be no assurance that we will sell all or any of the ordinary shares being offered.

The obligations of the placement agent under the placement agency agreement are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain customary legal opinions and certificates.

Delivery of the ordinary shares offered hereby is expected to be made on or about July 15, 2025, subject to the satisfaction of certain customary closing conditions.

Commissions and Expenses

We have agreed to pay the placement agent a cash fee equal to               %, of the aggregate gross proceeds raised in this offering. We have agreed to reimburse the placement agent for certain out-of-pocket expenses incurred by them in connection with this offering, including, but not limited to, fees and expenses of counsel to the placement agent up to $90,000.

We estimate the total expenses payable by us for this offering, excluding the placement agent fees, to be approximately $                  .

The following table shows, both on a per-share and total basis, the offering price, placement agent fees and proceeds, before expenses to us.

	PER SHARE	TOTAL
Offering price	$	$
Placement agent fee(1)	$	$
Proceeds to us, before expenses	$	$

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We and our directors and executive officers have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our ordinary shares or any securities convertible into or exchangeable or exercisable for ordinary shares, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the ordinary shares for a period of 30 days after the date of this prospectus supplement, without the prior written consent of the placement agent.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including transfers, distribution, or otherwise disposal (as the case may be) of lock-up shares: (a) as a bona fide gift or gifts, or for bona fide estate planning purposes, (b) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (c) to a corporation, partnership, limited liability company, trust or other business entity, (d) by will, other testamentary document or intestacy (e) by operation of law, such as pursuant to a qualified domestic order, divorce settlement or other court order, (f) the establishment of trading plans pursuant to Rule 10b5-1(c), (g) to satisfy tax withholding pursuant to the Company’s equity incentive plans or arrangements (h) to the Company pursuant to agreements in effect on the date of hereof and described herein under which the Company has the option to repurchase shares or forfeit the lock-up shares upon termination of service of the undersigned, (i) in connection with any sell-to-cover or similar transactions or the “cashless exercise” in connection with the vesting, settlement or exercise of restricted stock units, stock options, warrants or other rights to acquire ordinary shares, (j) in open market transactions after the completion of this offering and (k) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all holders of holders involving a change in control, provided that if such transaction is not completed, all such lock-up shares would remain subject to the restrictions in the immediately preceding paragraph.

The placement agent may, in its sole discretion and at any time or from time to time, release all or any portion of the ordinary shares subject to the lock-up agreement. Any determination to release any ordinary shares would be based upon a number of factors at the time of determination, which may include the market price of the ordinary shares, the liquidity of the trading market of the ordinary shares, general market conditions, the number of ordinary shares and the timing, purposes and terms of the proposed sale or other transfer. The placement agent does not have any present intention, agreement or understanding, implicit or explicit, to release any of the ordinary shares or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal.  Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement. A copy of the placement agency agreement will be included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information.”

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of our ordinary shares described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the selling stockholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in subsection 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Other

From time to time, the placement agent and its affiliates have provided, or may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, or may in the future receive, customary fees. The placement agent acted as our underwriter for the underwritten offering we completed in June 2025, for which it received compensation. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

Our ordinary shares are listed on Nasdaq under the symbol “BTBT”.

Legal Matters

Certain legal matters with respect to U.S. law will be passed upon for us by White & Case LLP. The validity of the ordinary shares offered hereby will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters in connection with this offering will be passed upon for the placement agent by O’Melveny & Myers LLP and Maples and Calder LLP.

Experts

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s annual report on Form 10-K for the year ended December 31, 2024, have been audited Audit Alliance LLP, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; Incorporation by Reference

Available Information

We file reports, proxy statements and other information with the SEC. Our public filings are available from the Internet web site maintained by the SEC at http://www.sec.gov. In addition, our ordinary shares are listed on the Nasdaq Capital Market.

Our website address is https://bit-digital.com/. Information on or connected to our website is not a part of or incorporated by reference into this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

Incorporation by Reference

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 14, 2025);

●	Quarterly Report on Form 10-Q for the period ended March 31, 2025 (filed on May 15, 2025);

●	Schedule 14A Proxy Statement filed on April 10, 2025 (excluding any portions thereof that would not be included in the Part III information of an Annual Report on Form 10-K);

●	Current Reports on Form 8-K filed on January 3, 2025, January 6, 2025, February 11, 2025, February 12, 2025, April 15, 2025, April 16, 2025, May 23, 2025, May 23, 2025, June 25, 2025, June 25, 2025 and June 27, 2025; and

●	Description of Securities Registered under Section 12 of the Exchange Act incorporated by reference to our Registration Statement on Form F-3, Amendment No. 2, filed with the SEC on February 28, 2022.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement, excluding any exhibits to those documents unless such exhibits are specifically incorporated by reference herein.

You should direct requests for documents to:

Erke Huang

Chief Financial Officer

BIT DIGITAL, INC.

31 Hudson Yards, Floor 11

New York, NY, 10001

Tel: (212) 463-5121

PROSPECTUS

$500,000,000

BIT DIGITAL, INC.

Ordinary Shares

Preference Shares

Debt Securities

Warrants

Units

Subscription Rights

We may offer and sell the securities identified above from time to time in one or more offerings at prices and on terms that we will determine at the time of each offering, for an aggregate initial offering price of $500,000,000. This prospectus provides you with a general description of the securities which is not meant to be a complete description of each of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus, the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference herein or therein, before you purchase any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in an applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for further information.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. THESE RISKS COULD MATERIALLY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND AFFECT THE VALUE OF OUR SECURITIES. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BTBT.” On June 17, 2025, the last reported sale price of our ordinary shares on Nasdaq was $2.43 per share. We will apply to list any ordinary shares sold by us pursuant to this prospectus and any prospectus supplement on the Nasdaq Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on Nasdaq or any other securities market or other securities exchange of the securities covered by the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell ordinary shares, preference shares, debt securities, warrants, units comprised of any combination thereof and subscription rights from time to time in one or more offerings for up to an initial aggregate offering price of $500,000,000. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or free writing prospectus modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements or free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), the information and documents incorporated herein by reference and the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, applicable prospectus supplement or any related free writing prospectus.

These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful, nor does this prospectus, any applicable supplement to this prospectus, or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements. These statements are based on current expectations of future events. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “predicts,” “anticipates,” “future,” “plans,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These forward-looking statements speak only as of the date made and are subject to a number of known and unknown risks, uncertainties and assumptions, including the important factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and any subsequent Current Reports on Form 8-K and Proxy Statements we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC, that may cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, and the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings “Risk Factors,” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2024, and as described or may be described in any subsequent quarterly report on Form 10-Q, as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, “Prospectus Summary,” and elsewhere in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our public filings are available from the Internet web site maintained by the SEC at HTTP://WWW.SEC.GOV. In addition, our ordinary shares are listed on the Nasdaq Capital Market.

Our web site address is www.bit-digital.com. The information on, or accessible through, our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement or any free writing prospectus about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information finished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

The following documents filed with the SEC are incorporated by reference in this prospectus.

-	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed on March 14, 2025);

-	Quarterly Report on Form 10-Q for the period ended March 31, 2025 (filed on May 15, 2025);

-	Schedule 14A Proxy Statement filed on April 10, 2025 (excluding any portions thereof that would not be included in the Part III information of an Annual Report on Form 10-K); and

-	Current reports on Form 8-K filed on January 3, 2025, January 6, 2025, February 11, 2025, February 12, 2025, April 15, 2025, April 16, 2025, May 23, 2025 and May 23, 2025.

-	Description of Securities Registered under Section 12 of the Exchange Act incorporated by reference to the Registrant’s Registration Statement on Form F-3, Amendment No. 2, filed with the SEC on February 28, 2022.

A copy of any and all of the information included in the documents that have been incorporated by reference in this prospectus (excluding exhibits thereto, unless such exhibits have been specifically incorporated by reference into the information which this prospectus incorporates) but which are not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus is delivered, upon the oral or written request of such person. Written requests should be directed to Bit Digital, Inc., 31 Hudson Yards, Floor 11, New York, NY, Attention: Corporate Secretary. Oral requests may be directed to the Secretary at (212) 463-5121.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus, the applicable prospectus supplement, any related free writing prospectus, including the risks of investing in the securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any free writing prospectus, and under such headings in the documents incorporated herein by reference in their entirety. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part. See the section of this prospectus titled “Where You Can Find More Information.” Investment in the securities offered hereby involves a high degree of risk. See “Risk Factors.”

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Bit Digital, Inc., a Cayman Islands exempted company (“Bit Digital”), including its consolidated subsidiaries, unless the context otherwise indicates. We currently conduct our business through Bit Digital Strategies Limited, a Hong Kong company; Bit Digital Singapore Pte. Ltd.; Bit Digital U.S.A. Inc., a Delaware corporation and our operating entity in the United States; Bit Digital Canada, Inc. a Canadian company, and WhiteFiber Inc., an exempted company with limited liability incorporated and registered in the Cayman Islands, WhiteFiber AI, Inc., a Delaware corporation and its wholly-owned subsidiaries WhiteFiber HPC, Inc., a Delaware corporation and WhiteFiber Iceland, an Icelandic corporation and Enovum Data Centers Corp., a Canadian subsidiary of WhiteFiber, Inc. When we refer to “you,” we mean the holders of the applicable type of securities.

Our Business

Overview

Bit Digital, Inc. or the “Company”, is a global platform for high performance computing (“HPC”) infrastructure and digital asset production, with headquarters in New York City. The Company’s HPC business operates under the WhiteFiber Inc. (“WhiteFiber”) brand. Our operations are located in the US, Canada, and Iceland.

HPC Business

We are a leading provider of high-performance computing (“HPC”) data centers and cloud-based HPC graphics processing units (“GPU”) services, which we term cloud services, for customers such as artificial intelligence (“AI”) and machine learning (“ML”) developers. Our HPC Tier-3 data centers provide hosting and colocation services and are developed and operated by our wholly-owned subsidiary, Enovum. Our cloud services are provided by our WhiteFiber AI, Inc subsidiary. Collectively, we refer to these offerings as our HPC Business.

On October 11, 2024, we significantly expanded our HPC data center operations and capabilities by acquiring Enovum Data Centers Corp. (“Enovum”), a Tier-3 HPC data center platform based in Montreal, Canada. Through Enovum, we lease and operate a 4MW AI data center located in Montreal, Canada (“MTL 1”). MTL 1 is a fully operational Tier-3 data center that is designed for HPC workloads. MTL 1’s full capacity is occupied by customers under lease agreements with an average duration of approximately 30 months. On December 27, 2024, we announced that we had acquired the real estate and building for a build-to-suit 5MW Tier-3 data center expansion project in Montreal (“MTL 2”). The MTL 2 data center is expected to be completed and operational early in the fourth quarter of 2025.

On April 10, 2025, we entered into a lease for a new data center site in Saint-Jerome, Quebec, a suburb of Montreal, MTL 3. The facility spans approximately 202,000 square feet on 7.7 acres and is being developed to support current contracted capacity, with future expansion potential subject to utility approvals. The transaction was executed under a lease-to-own structure, which includes a fixed-price purchase option exercisable within 12 months. The lease term is 20 years, with two 5-year extension options. The facility is being retrofitted to Tier-3 standards, with development costs expected to total approximately CAD $55 million (approximately USD $40MM), and is expected to operational by the end of the fourth quarter of 2025. MTL 3 will support the previously announced 5MW colocation agreement with Cerebras.

For the 12 months ended December 31, 2024, our cloud service business recognized revenue of $45.7 million.

We believe our HPC business is positioned for significant growth, driven by the increasing demand for advanced computing and AI services. This planned expansion will involve developing additional HPC data centers at an accelerating pace and procuring GPUs and other AI equipment. To support this growth, we are in the process of building an expanded team of leaders and dedicated employees. In addition to the Senior Management Team of Enovum, we have already hired a Head of Revenue Officer and Go-to-Market (“GTM”), Senior Account Executive, two engineers, Chief Technology Officer (“CTO”) and Head of Marketing, with plans to further expand our workforce to include experts in technology, operations, and customer support. This dedicated team will be crucial in executing the Company’s strategic plans and maintaining high service levels as the business scales.

In addition to providing highly desirable HPC data center hosting capacity to our customers, our business model integrates HPC data center infrastructure and cloud service to provide scalable, high-performance computing solutions for enterprises, research institutions, and AI-driven businesses. Our integrated approach aligns specialized data center operations with GPU-focused cloud services, addressing the unique requirements of AI and HPC workloads. These workloads demand greater power density, advanced cooling solutions, and robust bandwidth to handle large-scale data transfers. By operating our data centers, we believe we can better meet these needs and reduce the complexity associated with procuring power and connectivity from external vendors. We can also design our facilities to accommodate the higher heat loads generated by modern GPUs, potentially shortening deployment timelines for customers who require rapid expansion of their compute infrastructure. From a financial standpoint, our vertically integrated solution allows us to capture additional margin for both of our HPC data center and cloud services businesses, avoiding expenses that would otherwise be due to third-party providers.

Our cloud services business provides cutting-edge, bespoke services involving a sophisticated array of computers and chips, including NVIDIA GPUs, servers, network equipment, and data storage solutions. We believe we provide our cloud services customers with the highest levels of performance and reliability while offering flexibility to scale with customer needs. Our cloud services solutions include a proprietary software layer that enables our customers to rapidly and reliably deploy AI applications with superior performance. We are offering our cloud services initially at a data center maintained by a third-party colocation provider in Iceland (the “Iceland Data Center”) but have plans to seamlessly integrate our cloud services at data centers across key regions in Europe and North America. In the fourth quarter of 2023, we secured our first cloud customer through a three-year service agreement to provide services using our advanced AI equipment. We believe that both of our businesses are poised to benefit from increased market demand. This is illustrated by our demonstrated ability to pre-sign end users prior to committing capital for expansions, both for new data center sites and for GPU server procurement.

The digital asset business segment of the Digital Infrastructure Business (the “Digital Asset Business Segment”) is comprised primarily of two distinct but highly complementary operations: (i) digital asset mining (the “Digital Asset Mining Operations”); and (ii) ETH staking (the “ETH Staking Operations”).

Cloud Services

We provide specialized cloud services to support generative AI workstreams, especially training and inference, emphasizing cost-effective utility and tailor-made solutions for each client. We are an authorized Network Control Processor (“NCP”) with NVIDIA, an authorized partner with SuperMicro Computer Inc.®, an authorized Communications Service Provider (“CSP”) with Dell, and an official partnership with Hewlett Packard Enterprise. We are proud to be among the first service providers to offer H200, B200, and GB200 servers. We provide a high-standard service level with an Uptime Percentage* ≥ 99.5%.

The economics of our cloud services business drive attractive returns. The implied per unit capex for high performance GPUs currently ranges from approximately $30,000 for an NVIDIA H200 to approximately $50,000 for an NVIDIA B200 (Blackwell generation) GPU, inclusive of networking, setup, shipping, and other expenses. We anticipate capex will be financed by a combination of debt and equity. We expect contract duration with our cloud services customers, comprised of established enterprises and well-funded AI startups, to be approximately 36 months, with an initial cost per card hour of $2.15 to $3.40, with a 15% annual per hour decline rated, translating to estimated annual revenue of between $18,000 and $30,000, assuming an 85% utilization rate. We anticipate a profit margin of approximately 78% driven by high utilization rates, stable energy costs, and economies of scale in procurement and infrastructure management.

We are actively engaged in research and development efforts to enhance our cloud services capabilities for our customers. For example, we are developing integrated software to automate layering of stacks and self-service portals on top of the cross-data center fabric, allowing our customers to access GPU or CPU nodes on demand—no matter where they physically reside. This provides significant flexibility as scaling is required to accelerate development of AI applications. In addition, we are working on advanced interconnect technologies like InfiniBand (IB) or RDMA over Converged Ethernet (“RoCE”). When combined with cross-data center links, these ensure that training jobs can be distributed without bottlenecks or high latency. By emphasizing scale, performance, and reliability, we believe that we will be positioned to maximize customer retention while pricing our services at a premium to those offered by our competitors.

We leverage a global network of data center resources by partnering with eight third-party data center providers to achieve high autonomy in locations across Europe, Canada, and the U.S. Our initial HPC data center partnership through which we lease capacity is at BlöndUos Campus, Iceland, offering a world-class operations team with certified technicians and reliable engineers. The facility has 50kW rack density and 6MW total capacity. Its energy source is 100% renewable energy, mainly from Blanda Hydro PowerStation, the winner of IHA Blue Planet Awards in 2017. On October 23, 2023, Bit Digital announced that we had commenced AI operations by signing a binding term sheet with a customer (the “Initial Customer”) to support their GPU workloads. Under the agreement, as amended, we will supply this customer with a total of 2,048 GPUs for the respective three-year periods, amounting to total revenue of approximately $150 million assuming the customer utilizes the GPUs at full capacity for the duration of the contract. In January 2025, we executed an additional agreement with this client to provide 464 B200 GPUs for an 18-month term beginning on June 30, 2025, with approximately $15 million of target annualized revenue assuming the customer utilizes the GPUs at full capacity for the duration of the contract.

Digital Asset Business Segment

The digital asset business segment of the Digital Infrastructure Business (the “Digital Asset Business Segment”) is comprised primarily of two distinct but highly complementary operations: (i) digital asset mining (the “Digital Asset Mining Operations”); and (ii) ETH staking (the “ETH Staking Operations”).

Digital Asset Mining Business

We commenced our bitcoin (“BTC”) mining business in February 2020. We initiated limited Ethereum mining operations in January 2022, however discontinued the operations by September 2022 due to Ethereum blockchain switching from proof-of-work (“PoW”) consensus mechanism to proof-of-stake (“PoS”) validation. Our mining operations, hosted by third-party providers, use specialized computers, known as miners, to generate digital assets. Our miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply high computational power, expressed as “hash rate”, to provide transaction verification services (generally known as “solving a block”) which helps support the blockchain. For every block added, the blockchain provides an award equal to a set number of digital assets per block. Miners with a greater hash rate generally have a higher chance of solving a block and receiving an award.

We operate our mining assets with the primary intent of accumulating digital assets which we may sell for fiat currency from time to time depending on market conditions and management’s determination of our cash flow needs, and/or exchange into ETH or USD Coin (“USDC”). Our mining strategy has been to mine bitcoins as quickly and as many as possible given the fixed supply of bitcoins. In view of historically long delivery lead times to purchase miners from manufacturers like Bitmain Technologies Limited (“Bitmain”) and MicroBT Electronics Technology Co., Ltd (“MicroBT”), and other considerations, we have chosen to acquire miners on the spot market, which can typically result in delivery within a relatively short time.

We have signed service agreements with third-party hosting partners in North America and Iceland. These partners operate specialized mining data centers, where they install and operate the miners and provide IT consulting, maintenance, and repair work on site for us. Our mining facilities in New York are maintained by Coinmint LLC (“Coinmint”) and Digihost Technologies Inc. (“Digihost”). Our mining facilities in Texas are maintained by Dory Creek, LLC, a subsidiary of Bitdeer Technologies Group (“Bitdeer”) and A.R.T. Digital Holdings Corp (“KaboomRacks”). Soluna Computing, Inc and DVSL ComputeCo, LLC (collectively “Soluna”) maintained our mining facilities in Kentucky and Texas. Our mining facility in Iceland is maintained by GreenBlocks ehf, an Icelandic private limited company (“GreenBlocks”). We have relocated our miners from our mining facility in Canada maintained by Blockbreakers Inc. (“Blockbreakers”) to Soluna and Coinmint after our service agreement expired in November 2024. From time to time, the Company may change partnerships with hosting facilities to recalibrate its bitcoin mining operations. These terminations are strategic, targeting reduced operational costs, enhanced energy efficiency for a smaller carbon footprint, increased flexibility in operational control, and minimized geopolitical risks. While a short-term decrease in mining output might occur, we expect these changes to yield long-term operational improvements.

We are a sustainability-focused digital asset mining company. On June 24, 2021, we signed the Crypto Climate Accord, a private sector-led initiative that aims to decarbonize the crypto and blockchain sectors. On December 7, 2021, we became a member of the Bitcoin Mining Council (“BMC”), joining MicroStrategy and other founding members to promote transparency, share best practices, and educate the public on the benefits of bitcoin and bitcoin mining.

ETH Staking Business

In the fourth quarter of 2022, we formally commenced Ethereum staking operations. We intend to delegate or stake our ETH holdings to an Ethereum validator node to help secure and strengthen the blockchain network. Stakers are compensated for this commitment in the form of a reward of the native network token.

Our native staking operations are enhanced by a partnership with Blockdaemon, the leading institutional-grade blockchain infrastructure company for node management and staking. In the fourth quarter of 2022, following a similar mechanism to native Ethereum staking, we also participated in liquid staking via Portara protocol (formerly known as Harbour), the liquid staking protocol developed by Blockdaemon and StakeWise and the first of its kind tailored to institutions. With the introduction of staked ETH withdrawals in April 2023, we have reassessed our Ethereum network staking approaches, weighing the advantages of traditional staking against liquid staking solutions. The withdrawal feature in native staking, coupled with yields that are on par with those of liquid staking, has encouraged us to expand our collaborations with other service providers in this domain. As a result, we terminated all liquid staking activities with StakeWise in the third quarter of 2023, reclaiming all staked Ethereum along with the accumulated rewards. In the fourth quarter of 2023, the Company terminated the native staking activities and reclaimed all staked Ethereum with Blockdaemon.

Our native staking operations with MarsProtocol Technologies Pte. Ltd. (“Marsprotocol”) commenced in the first quarter of 2023 and concluded in July 2023.  After ceasing operations with Marsprotocol, we initiated our native staking with MarsLand Global Limited (“MarsLand”) in August 2023. Subsequently, we have ceased our native staking with MarsLand in the first quarter of 2024 and initiated our native staking with Figment Inc.

We started participating in liquid staking via Liquid Collective protocol on the Coinbase platform in the first quarter of 2023. Liquid staking allows participants to achieve greater capital efficiency by utilizing their staked ETH as collateral and trading their staked ETH tokens on the secondary market. In the first quarter of 2024, we have reclaimed all the liquid staked ETH from Liquid Collective protocol.

Corporate Information

Our executive offices are located at 31 Hudson Yards, Floor 11, New York, NY, 10001, and our telephone number is (212) 463-5121. The information on our website does not constitute part of this prospectus and inclusion of our website address to this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report”) under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly report on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in any applicable prospectus supplement and contained or to be contained in our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information; Incorporation by Reference” on page iv of this prospectus.

Please note in considering the “Risk Factors” in Item 1A of our Annual Report, or in any Form 10-Q, or in any of our filings with the SEC that are incorporated by reference in this prospectus that: notwithstanding the fact that Bit Digital, Inc. has not conducted operations in the PRC since September 30, 2021, we have previously disclosed under Risk Factors in our Annual Report that “We may be subject to fines and penalties for any noncompliance with or any liabilities in our former business in China in a certain period from now on.” Although the statute of limitations for non-compliance by our former business in the PRC is generally two years and the Company has been out of the PRC, for more than two years, the Authority may still find that our prior bitcoin mining operations involved a threat to financial security. In such event, the two-year period would be extended to five years.

Potential of Bit Digital Being Classified as a Passive Foreign Investment Company

Generally, if for any taxable year 75% or more of the Company’s gross income is passive income, or at least 50% of the average quarterly value of the Company’s assets are held for the production of, or produce, passive income, the Company would be characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. While the Company’s Management has obtained a third party analysis for 2024 and does not believe that the Company should be classified as a PFIC for 2024, PFIC status is determined annually, and whether the Company will be a PFIC for the current taxable year or any future taxable year is uncertain. Moreover, the Company is not committing to determine whether it is or is not a PFIC on an annual basis. If the Company is characterized as a PFIC, United States holders of Ordinary Shares may suffer adverse tax consequences, including the treatment of gains realized on the sale of Ordinary Shares as ordinary income, rather than as capital gain, the loss of the preferential income tax rate applicable to dividends received on Ordinary Shares by individuals who are United States holders, and the addition of interest charges to the tax on such gains and certain distributions. A United States shareholder of a PFIC generally may mitigate these adverse U.S. federal income tax consequences by making a Qualified Electing Fund (“QEF”) election or, to a lesser extent, a mark-to-market election. The Company does not intend to provide the information necessary for United States shareholders to make a QEF election if the Company is classified as a PFIC for any year.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include capital expenditures, funding potential acquisitions of additional new mining equipment, cloud services equipment, other potential acquisitions, and general working capital. We will set forth in a prospectus supplement relating to a specific offering any intended use for the net proceeds received from the sale of securities in that offering. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities. We may invest the net proceeds temporarily until we use them for their stated purpose, as applicable.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Act (Revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Appeals from the Cayman Islands Courts to the Privy Council (which is the final court of appeal for British overseas territories, such as the Cayman Islands) are binding on courts in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States and provide less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the U.S. federal courts. The Cayman Islands courts are also unlikely (i) to recognize or enforce against us judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. There is also uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management, and the ability of U.S. authorities to bring actions abroad.

Currently, a substantial portion of our operations and personnel are located outside the United States in Canada and Iceland. A majority of the members of our Board of Directors are nationals or residents of jurisdictions other than the United States, and a substantial portion, if not all, of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Foreign countries may have no arrangement for the reciprocal enforcement of judgments with the United States. As a result, recognition and enforcement in a foreign country of judgments of a court in the United States and any of the other jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. Even if you sue successfully in a U.S. court or any other jurisdictions, you may not be able to collect on such judgment against us or our directors and officers. In addition, the SEC, the U.S. Department of Justice and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or officers outside the United States.

We have appointed Corporation Service Company located at 19 West 44th Street, Suite 201, New York, New York 10036, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, and Tian Yuan Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

TAXATION

Certain Material Cayman Islands Tax Considerations

The following discussion of material Cayman Islands and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Certain Material United States Tax Considerations

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Ordinary Shares by a U.S. Holder, as defined below, that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, S-corporations, partnerships and their partners, tax-exempt organizations (including private foundations), individual retirement accounts or Roth IRAs, investors who are not U.S. Holders, U.S. expatriates, investors that own (directly, indirectly, or constructively) 5% or more of our voting stock, investors that hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), investors that have a functional currency other than the U.S. dollar, investors who hold our Ordinary Shares in connection with a trade or business outside the United States, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax, estate or gift tax, non-United States tax considerations or the Medicare tax. To the extent that the discussion relates to matters of United States tax law, it represents the opinion of Davidoff Hutcher & Citron LLP, our United States counsel.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership may vary depending on the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date actually or constructively received by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends are currently taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. IRS authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, in light of your own particular circumstances.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized for the ordinary share on the sale, exchange or disposition and your tax basis in such ordinary share, in each case as determined in U.S. dollars. The character of the gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder from the sale or other disposition of Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

No assurance can be given as to whether we currently are not or will not become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in us becoming a PFIC for the current or subsequent taxable years. While the Company’s Management has obtained a third party analysis for 2024 and does not believe that the Company should be classified as a PFIC for 2024, PFIC status is determined annually, and whether the Company will be a PFIC for the current taxable year or any future taxable year is uncertain. Moreover, the Company is not committing to determine whether it is not a PFIC on an annual basis. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections (described below) are made.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year, and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you if we are or become a PFIC.

A mark-to-market election will not apply to Ordinary Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the Ordinary Shares.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Receipt of Foreign Currency

The gross amount of any payment in a currency other than U.S. dollars will be included by each U.S. Holder in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day such U.S. Holder actually or constructively receives the payment in accordance with its regular method of accounting for U.S. federal income tax purposes regardless of whether the payment is in fact converted into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of the payment, the U.S. Holder is not generally required to recognize any foreign currency gain or loss with respect to the receipt of foreign currency. If, instead, the foreign currency is converted at a later date, any currency gains or losses resulting from the conversion of the foreign currency is generally treated as U.S. source ordinary income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a completed Internal IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. U.S. Holders should also be aware that if the Company were a PFIC, they would generally be required to file IRS Form 8261, Information Return by a Shareholder of a Passive Foreign Investments Company or Qualified Electing Fund, during any taxable year in which such U.S. Holder recognizes gain or receives an excess distribution or with respect to which the U.S. Holder has made certain elections.

U.S. Holders are urged to consult their own tax advisors regarding the application of the information reporting rules to the Ordinary Shares and their particular circumstances.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM OWNING OR DISPOSING OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, INCOME TAX TREATIES AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

DESCRIPTION OF SHARE CAPITAL

The following description sets forth certain general terms and provisions of the ordinary shares and preference shares to which any prospectus supplement may relate.

In this “Description of Share Capital” section, when we refer to “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Bit Digital, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association (the “Articles”) and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital is US$3,500,000 consisting of 340,000,000 ordinary shares, par value $0.01 per share and 10,000,000 preference shares, par value $0.01 per share. As of June 13, 2025, there were 208,530,871 ordinary shares and 1,000,000 preference shares issued and outstanding.

Ordinary Shares

Dividends. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares (including our preference shares) under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Voting Rights. The holders of our ordinary shares are entitled to one vote per share, including for the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands, every shareholder present in person or by proxy shall have one vote. On a poll, every shareholder entitled to vote (in person or by proxy) shall have one vote for each share for which he is the holder. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy holding not less than fifteen percent of the paid-up capital of the Company entitled to vote. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our outstanding shares entitled to vote at the meeting present in person or by proxy. A proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting (including votes cast by holders of our preference shares), while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast (including votes cast by holders of our preference shares). Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may, with the sanction of a special resolution and any other sanction required by the Companies Act, consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on ordinary shares and Forfeiture of ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares. We may, subject to obtaining the necessary approvals under our memorandum and articles of association, issue shares that are, or at our option or at the option of the holders are, subject to redemption. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this ( and any necessary approvals thereunder are duly obtained) and the company has the ability to pay its debts as they fall due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares do not have preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles of association, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares with enhanced rights to vote without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Listing

The Company’s ordinary shares are listed on the Nasdaq Capital Market under the symbol “BTBT.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is TranShare Securities Transfer & Registrar, whose address is 2849 Executive Drive, Suite 200, Clearwater, Florida 33762.

Preference Shares

Dividends. The holders of our preference shares are entitled to receive, when, if and as paid or declared by the Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on our ordinary shares, dividends at the annual rate of eight percent (8%) of the original purchase price per preference share, as adjusted for any share combinations or subdivisions, bonus issues and similar recapitalization events (“Recapitalization Events”). The right to dividends on preference shares are not cumulative, and no right accrues to holders of preference shares by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Liquidation / Insolvency Preference. On a liquidation of the Company, the holder of any preference shares shall have the right to receive in preference to the holders of the ordinary shares, the greater of (A) the original purchase price of that preference share (adjusted for any Recapitalization Events) plus any declared but unpaid dividends thereon, but with no right to share in the distribution of any surplus assets of the Company, or (B) that amount that such preference share would have received had it been converted into an ordinary share pursuant to the conversion provisions in our Articles (as summarized below) on the day immediately prior to the date on which the Company entered liquidation. On an insolvency, liquidation or winding up of the Company, the holder of our preference shares shall be repaid in priority to the holders of our ordinary shares.

Conversion. Subject to the limitations summarized out below, the holder of any preference share may convert any preference shares held by them into ordinary shares of the Company on a one-for-one basis. The holder of any preference shares shall not be permitted to convert its preference shares into ordinary shares if such conversion would result in such holder being the registered owner of more than 4.99% of the issued ordinary shares of the Company.

Enhanced voting rights. For all matters relating to the Company requiring the votes of shareholder by a poll or by proxy, each preference share shall carry the equivalent number of votes as 50 ordinary shares.

If applicable, the prospectus supplement relating to a particular issue of preference shares will include a discussion of material U.S. federal income tax considerations.

Other rights that may attach to our shares

Subject to our memorandum and articles of association, and without prejudice to any special rights previously conferred on the holders of existing shares, any share may be issued with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Company may from time to time by special resolution determine, and subject to the provisions of the Companies Act, any share may, with the sanction of a special resolution, be issued on the terms that it is, or at the option of the Company or the holder is liable, to be redeemed.

Provisions in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of the United Kingdom. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant provisions of the Companies Act applicable to us.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies, provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation of two Cayman Islands companies, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must be obtained but if such secured creditor does not grant that person’s consent then the Courts of the Cayman Islands may upon application of the constituent company that has issued the security waive the requirement for such consent upon such terms as to security to be issued by the consolidated or surviving company or otherwise as the Court considers reasonable. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other things, a director’s declaration regarding matters prescribed by the Companies Act, an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of minority shareholders. When an offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. A dissenting shareholder may object by making an application to the Grand Court of the Cayman Islands within one month from the date of notice being given that their shares are being compulsorily acquired. If an arrangement and reconstruction is thus approved, or if an offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) so that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of, the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than ten (10%) percent of all paid up share capital in issue and carrying the right of voting at general meetings to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation may be removed with our without cause with the approval of a majority of the outstanding shares entitled to vote. Under our current articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two- tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they come due, by an ordinary resolution of its members. The court has authority to order winding up of a company in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current articles of association, if our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the shares of that class. Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Share Options

Share-based compensation such as restricted stock units (“RSUs”), incentive and non-statutory stock options, restricted shares, share appreciation rights and share payments may be granted to any directors, employees and consultants of the Company or affiliated companies under 2021 Omnibus Equity Incentive Plan (“2021 Plan”), 2021 Second Omnibus Equity Incentive Plan (“2021 Second Plan”) and 2023 Omnibus Equity Incentive Plan (“2023 Plan”, together the “Plans”). An aggregate of 2,415,293 RSUs were granted under the 2021 Plan and no ordinary shares remain reserved for issuance under the 2021 Plan. There are 5,000,000 ordinary shares reserved for issuance under the Company’s 2021 Second Plan, under which 4,211,372 RSUs and 395,000 share options have been granted as of March 31, 2025. There are 5,000,000 ordinary shares reserved for issuance under the Company’s 2023 Plan, under which 1,036,831 RSUs have been granted and were unvested as of March 31, 2025 and 360,000 options were outstanding.

The Plans allow the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, warrants and stock units. The incentive stock options are exercisable for up to ten years, at an option price per share not less than the fair market value on the date the option is granted. The incentive stock options are limited to persons who are regular full-time employees of the Company at the date of the grant of the option. Non-qualified options may be granted to any person, including, but not limited to, employees, independent agents, consultants and attorneys, who the Company’s Board believes have contributed, or will contribute, to the success of the Company. Non-qualified options may be issued at option prices of less than fair market value on the date of grant and may be exercisable for up to ten years from date of grant. The option vesting schedule for options granted is determined by the Board of Directors at the time of the grant. The Plans provides for accelerated vesting of unvested options if there is a change in control, as defined in the Plans.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of our debt securities, preference shares, ordinary shares, or any combination thereof. Warrants may be issued independently or together with our debt securities, preference shares or ordinary shares and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

●	the title of the debt warrants;

●	the offering price for the debt warrants, if any;

●	the aggregate number of the debt warrants;

●	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

●	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

●	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

●	the dates on which the right to exercise the debt warrants will commence and expire;

●	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

●	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

●	information with respect to book-entry procedures, if any;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, a discussion of material U.S. federal income tax considerations;

●	the antidilution provisions of the debt warrants, if any;

●	the redemption or call provisions, if any, applicable to the debt warrants;

●	any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and

●	any additional terms of the debt warrants, including procedures and limitations relating to the exchange, exercise, and settlement of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants

The prospectus supplement relating to a particular series of warrants to purchase our ordinary shares or preference shares will describe the terms of the warrants, including the following:

●	the title of the warrants;

●	the offering price for the warrants, if any;

●	the aggregate number of warrants;

●	the designation and terms of the ordinary shares or preference shares that may be purchased upon exercise of the warrants;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

●	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

●	the number of ordinary shares or preference shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

●	the dates on which the right to exercise the warrants shall commence and expire;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, a discussion of material U.S. federal income tax considerations;

●	the antidilution provisions of the warrants, if any;

●	the redemption or call provisions, if any, applicable to the warrants;

●	any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control or similar event; and

●	any additional terms of the warrants, including procedures and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

●	to vote, consent, or receive dividends;

●	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

●	exercise any rights as shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title of the series of debt securities;

●	any limit upon the aggregate principal amount that may be issued;

●	the maturity date or dates;

●	the form of the debt securities of the series;

●	the applicability of any guarantees;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

●	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

●	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

●	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

●	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

●	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

●	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

●	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

●	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

●	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

●	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

●	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

●	any restrictions on transfer, sale or assignment of the debt securities of the series; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, of such series of debt securities due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

●	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may change an indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale”;

●	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of any debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	pay principal of and premium and interest on any debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities, and any claim, controversy or dispute arising under or related to the indenture or the debt securities, will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares, preference shares or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for our ordinary shares, preference shares or debt securities upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of our ordinary shares, preference shares or debt securities which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	if applicable, a discussion of material U.S. federal income tax considerations;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units consisting of some or all of the securities described above, in any combination, including ordinary shares, preference shares, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

●	through underwriters or dealers;

●	directly to purchasers;

●	in a rights offering;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	through agents;

●	through a combination of any of these methods; or

●	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

The prospectus supplement with respect to any offering of securities will include the following information:

●	the terms of the offering;

●	the names of any underwriters, dealers or direct purchasers;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price or initial public offering price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at fixed prices or at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

At the Market Offerings

We may also sell the securities offered by any applicable prospectus supplement in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Remarketing Arrangements

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future.

The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise set forth in the applicable prospectus supplement, Davidoff Hutcher & Citron LLP is acting as counsel for the Company in connection with the offering. The validity of our ordinary shares and certain legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements as of and for the fiscal year ended December 31, 2024 and December 31, 2023 have been incorporated by reference in this prospectus and in this Registration Statement in reliance upon the report of Audit Alliance LLP, independent registered public accounting firm, on its audit of our financial statements given on authority of this firm as expert in accounting and auditing.

Ordinary Shares

Prospectus Supplement

B. Riley Securities

                   , 2025